CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

            As the independent registered public accounting firm, we hereby consent to the use of our report dated June 7, 2005, for Pope Family of Funds comprised of Halter Pope USX China Fund, and to all references to our firm included in or made a part of this Pre-Effective Amendment No. 1 under the Securities Act of 1933 and Pre-Effective Amendment No. 1 under the Investment Company Act of 1940 to the Pope Family of Funds' Registration Statement on Form N-1A, including the reference to our firm under the heading "Accountants" in the Statement of Additional Information of the Pope Family of Funds.


      Cohen McCurdy, Ltd.
      Westlake, Ohio
      June 7, 2005